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EXHIBIT 5.1

[WSGR LETTERHEAD]

September 6, 2001

Monaco Coach Corporation
91320 Coburg Industrial Way
Coburg, OR 97408

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 6, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 100,000 shares of Common Stock reserved for issuance under the 1993 Director Option Plan, as amended (the "Plan"). As legal counsel for Monaco Coach Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the Plan.

    It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                      Very truly yours,

                      WILSON SONSINI GOODRICH & ROSATI
                      Professional Corporation

                      /s/ Wilson Sonsini Goodrich & Rosati

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  EXHIBIT 5.1